EXHIBIT 99.1
May 2, 2006
United States Securities & Exchange Commission
Washington, DC 20549
Re: Peoples Financial Corporation
     Form 8-K / May 2, 2006 / Regulation Section 304(a) — Changes in Accountants
     Please be advised that Piltz, Williams, LaRosa & Company and all of its principals and staff agree with the statements made by the registrant in response to Item 304(a). There are no disagreements.
     Further, we would like to explain in detail why we are intending to withdraw as soon as replacement accountants can be obtained. We have in fact been auditors for the Peoples Financial Corporation since 1984 and in January 2006 were re-appointed for the year 2006. However, on April 24, 2006 John L. Kenna, CPA resigned from our firm. The reasons for his resignation are to pursue other employment opportunities. John Kenna is currently the lead audit Director for the Peoples Financial Corporation audit and is highly qualified in this area. He learned from and relied upon William S. Thompson, CPA who is the audit Director for the Peoples Financial Corporation previous to John. Mr. Thompson has since retired however and only works on a part-time basis with the firm. Most of this part-time work has been with the Peoples Financial Corporation audit. Mr. Thompson is not willing to come out of retirement to devote the substantial amount of time the auditing services for the Peoples Financial Corporation require. Our Firm has no other audit Director sufficiently experienced in this area to provide these specialized auditing services. We therefore have no choice other than to withdraw. Mr. Thompson has agreed to devote any time necessary to accomplish the interim quarterly reviews.

Sincerely,
Piltz, Williams, LaRosa & Company

Stephen P. Theobald, CPA
Managing Director

John L. Kenna, CPA
Audit Director

William S. Thompson, CPA
Retired Audit Director
cc: Peoples Financial Corporation

Post Office Box 231 • Biloxi, Mississippi 39533-0231 • Phone (228) 374-4141 • FAX (228) 374-552) • www.pwlcpa.com
Ocean Springs, Mississippi • Phone (228) 875-7501 • FAX (228) 875-4986